MARCUS & MILLICHAP, INC. REPORTS RESULTS FOR
SECOND QUARTER 2024

CALABASAS, Calif., August 7, 2024 -- (BUSINESS WIRE) -- Marcus & Millichap, Inc. (the “Company”, “Marcus & Millichap”, or “MMI”) (NYSE: MMI), a leading national real estate services firm specializing in commercial real estate investment sales, financing, research and advisory services, reported its second quarter results today.
Second Quarter 2024 Highlights Compared to Second Quarter 2023
•Total revenue of $158.4 million, compared to $162.9 million
•Brokerage commissions of $135.4 million, compared to $140.3 million
•Private Client Market brokerage revenue of $84.8 million, compared to $96.2 million
•Middle Market and Larger Transaction Market brokerage revenue of $45.3 million, compared to $39.4 million
•Financing fees of $18.3 million, compared to $17.9 million
•Net loss of $5.5 million, or $0.14 per common share, diluted, compared to net loss of $8.7 million, or $0.23 per common share, diluted
•Adjusted EBITDA of $1.4 million, compared to $(1.1) million1
Six Months 2024 Highlights Compared to Six Months 2023
•Total revenue of $287.5 million, compared to $317.7 million
•Brokerage commissions of $244.9 million, compared to $275.4 million
•Private Client Market brokerage revenue of $158.0 million, compared to $186.7 million
•Middle Market and Larger Transaction Market brokerage revenue of $76.8 million, compared to $78.9 million
•Financing fees of $32.7 million, compared to $33.8 million
•Net loss of $15.5 million, or $0.40 per common share, diluted, compared to net loss of $14.6 million, or $0.37 per common share, diluted
•Adjusted EBITDA of $(8.6) million, compared to $(8.5) million1

“We are encouraged by the progress in the second quarter, with sequential improvement in our results compared to the first quarter. Our brokerage transaction volume increased 27%, reflecting more realistic pricing, opportunistic capital gradually re-entering the market and internal initiatives to increase business. The pull-back in the 10-year treasury yield and conviction of the upcoming interest rate easing cycle is also encouraging,” stated Hessam Nadji, Marcus & Millichap’s president and chief executive officer.

Mr. Nadji continued, “The market still faces uncertainty related to the prospects of a soft landing and the Fed’s balancing act. However, we believe lower interest rates and pent-up buyer demand with record capital still on the sideline bode well for healthier sales and financing volumes ahead. Our strong capital position and unwavering commitment to innovation, productivity and talent acquisition and retention continue to guide us. Our focus on investing in proprietary technology and strategic initiatives ensures that Marcus & Millichap remains on the offense as we emerge from this cycle.”
Second Quarter 2024 Results Compared to Second Quarter 2023
Total revenue for the second quarter 2024 was $158.4 million, a decrease of 2.8% compared to $162.9 million for the same period in the prior year.

1 Please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release for more information.

For real estate brokerage commissions, revenue was $135.4 million, a decrease of 3.5% compared to the same period in the prior year. The decline was primarily attributed to a 4.9% decrease in total sales volume, reflecting the ongoing market disruption driven by high interest rates and constrained lending. The decrease was partially offset by a three basis point increase in the average commission rate earned compared to the second quarter 2023. Private Client Market revenue decreased by 11.9%, while the combined Middle Market and Larger Transaction Market revenue increased by 14.8%.

For financing fees, revenue was $18.3 million, an increase of 2.2% compared to the same period in the prior year. The increase was primarily attributed to an 11.0% increase in total financing volume, partially offset by a 14 basis point decrease in the average fee rate compared to second quarter of 2023.

Total operating expenses for the second quarter 2024 were $166.4 million, compared to $173.5 million for the same period in the prior year. The change was primarily due to reductions of 3.0% in cost of services and 5.7% in selling, general and administrative expenses. Cost of services as a percentage of total revenue decreased by 20 basis points to 61.9% compared to the same period during the prior year.

Selling, general and administrative expenses for the second quarter 2024 were $65.0 million, compared to $68.9 million for the same period in the prior year. The change was primarily due to a reduction in marketing support and corporate bonus attributable to the lower revenue.

Net loss for the second quarter 2024 was $5.5 million, or $0.14 per common share, diluted, compared to a net loss of $8.7 million, or $0.23 per common share, diluted, for the same period in the prior year. Adjusted EBITDA for the second quarter 2024 was $1.4 million, compared to $(1.1) million for the same period in the prior year, primarily as a result of the decrease in operating loss.
Six Months 2024 Results Compared to Six Months 2023
Total revenues for the six months ended June 30, 2024 were $287.5 million, compared to $317.7 million for the same period in the prior year, a decrease of $30.2 million, or 9.5%. Total operating expenses for the six months ended June 30, 2024 decreased by 8.4% to $315.6 million compared to $344.4 million for the same period in the prior year. Cost of services as a percent of total revenues decreased to 60.9%, down 100 basis points compared to the first six months of 2023. The Company’s net loss for the six months ended June 30, 2024 was $15.5 million, or $0.40 per common share, diluted, compared to $14.6 million, or $0.37 per common share, diluted, for the same period in the prior year. Adjusted EBITDA for the six months ended June 30, 2024 decreased to $(8.6) million, from $(8.5) million for the same period in the prior year. As of June 30, 2024, the Company had 1,726 investment sales and financing professionals, compared to 1,865 at the end of the same period last year.
Capital Allocation
On August 1, 2024, the Board of Directors declared a semi-annual regular dividend of $0.25 per share, or approximately $10.2 million, with a payment date of October 4, 2024, to stockholders of record at the close of business on September 16, 2024.

During the six months ended June 30, 2024, the Company repurchased 16,900 shares of common stock at an average price of $32.77 per share for a total price of $0.6 million. Since August 2022, the Company has repurchased and retired 2,141,422 shares of common stock at an average price of $32.24 per share for a total price of $69.0 million.

After accounting for shares repurchased through August 2, 2024, Marcus & Millichap has approximately $71.0 million available to repurchase shares under its program. No time limit has been established for the completion of the program, and the repurchases are expected to be executed from time-to-time, subject to general business and market conditions and other investment opportunities, through open market purchases or privately negotiated transactions, including through Rule 10b5-1 plans.
Business Outlook
The market is still working through the ongoing price discovery, wider than normal bid/ask spreads, and a prolonged downturn in transaction volume due to the Federal Reserve’s decision to delay interest rate reductions. While these conditions are likely to persist through much of 2024, price adjustments, distressed situations and maturing loans could drive additional transactions in the quarters ahead. Over the long term, real estate demand is expected to return sales and financing volumes to higher than current levels given the record capital on the sideline and key advantages of real estate investments. Accordingly, the Company believes it remains well-positioned to achieve long-term growth.

The Company benefits from its experienced management team, infrastructure investments, industry-leading market research and proprietary technology. The size and fragmentation of the Private Client Market continues to offer long-term growth opportunities through consolidation. This highly fragmented market segment consistently accounts for over 80% of all U.S. commercial property transactions and over 60% of the commission pool. The top 10 brokerage firms led by MMI had an estimated 22% share of this segment by transaction count in 2023.

Key factors that may influence the Company’s business during 2024 include:
•Volatility in transactional activity and investor sentiment driven by:
•The elevated cost of debt capital
•Interest rate uncertainty and the heightened bid-ask spread between buyers and sellers
•Risks of a potential recession and its unfavorable impact to commercial real estate space demand
•Possible impact to market sentiment related to the presidential election, potential tax and other policy changes which may influence transaction velocity and/or future fluctuations in sales and financing activity
•Increase in operating expenses driven by labor costs, insurance, taxes and cost of materials
•Volatility in each of the Company’s markets
•Increase in costs related to in-person events, client meetings, and conferences
•Global geopolitical uncertainty, which may cause investors to refrain from transacting
•The potential for acquisition activity and subsequent integration
Webcast and Call Information
Marcus & Millichap will host a live webcast today to discuss the financial results at 7:30 a.m. Pacific Time/10:30 a.m. Eastern Time. The webcast will be accessible through the Investor Relations section of Marcus & Millichap's website at ir.marcusmillichap.com and will be archived upon completion of the call. The Company encourages the use of the webcast due to potential extended wait times to access the conference call via dial-in.

For those unable to access the webcast, callers from the United States and Canada should dial 1-877-407-9208 ten minutes prior to the scheduled call time. International callers should dial 1-201-493-6784.
Replay Information
For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 1:30 p.m. Eastern Time on Wednesday, August 7, 2024 through 11:59 p.m. Eastern Time on Wednesday, August 21, 2024 by dialing 1-844-512-2921 in the United States and Canada or 1-412-317-6671 internationally and entering passcode 13746778.
About Marcus & Millichap, Inc.
Marcus & Millichap, Inc. is a leading national real estate services firm specializing in commercial real estate investment sales, financing services, research and advisory services. As of June 30, 2024, the Company had 1,726 investment sales and financing professionals in more than 80 offices who provide investment brokerage and financing services to sellers and buyers of commercial real estate. The Company also offers market research, consulting and advisory services to its clients. Marcus & Millichap closed 3,364 transactions during the six months ended June 30, 2024, with a sales volume of $19.2 billion. For additional information, please visit www.MarcusMillichap.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This release includes forward-looking statements, including our expectations regarding the long-term outlook of the commercial real estate transaction market, and our positioning within it, our belief relating to the Company’s long-term growth, our assessment of the key factors influencing the Company’s business outlook for 2024 and the execution of our capital return program, including a semi-annual dividend and stock repurchase program. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:
•general uncertainty in the capital markets, a worsening of economic conditions, and the rate and pace of economic recovery following an economic downturn;
•changes in our business operations;
•market trends in the commercial real estate market or the general economy, including the impact of inflation and increased interest rates;
•our ability to attract and retain qualified senior executives, managers, and investment sales and financing professionals;
•the impact of forgivable loans and related expense resulting from the recruitment and retention of agents;
•the effects of increased competition on our business;
•our ability to successfully enter new markets or increase our market share;
•our ability to successfully expand our services and businesses and to manage any such expansions;
•our ability to retain existing clients and develop new clients;
•our ability to keep pace with changes in technology;
•any business interruption or technology failure, including cybersecurity risks and ransomware attacks, and any related impact on our reputation;
•changes in interest rates, availability of capital, tax laws, employment laws, or other government regulation affecting our business, in each case as may be impacted by the 2024 presidential election;
•our ability to successfully identify, negotiate, execute, and integrate accretive acquisitions; and
•other risk factors included under “Risk Factors” in our most recent Annual Report on Form 10-K.

In addition, in this release, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “goal,” “expect,” “predict,” “potential,” “should,” and similar expressions, as they relate to our Company, our business and our management, are intended to identify forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Forward-looking statements speak only as of the date of this release. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. We have not filed our Quarterly Report on Form 10-Q (“Form 10-Q”) for the quarter ended June 30, 2024. As a result, all financial results described in this release should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time we file our Form 10-Q.

MARCUS & MILLICHAP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue:
Real estate brokerage commissions	$135,423	$140,330	$244,898	$275,376
Financing fees	18,294	17,896	32,721	33,764
Other revenue	4,650	4,640	9,852	8,518
Total revenue	158,367	162,866	287,471	317,658
Operating expenses:
Cost of services	98,081	101,163	174,949	196,590
Selling, general and administrative	65,003	68,910	133,919	141,129
Depreciation and amortization	3,329	3,468	6,751	6,675
Total operating expenses	166,413	173,541	315,619	344,394
Operating loss	(8,046)	(10,675)	(28,148)	(26,736)
Other income, net	4,812	4,890	10,380	9,700
Interest expense	(204)	(216)	(403)	(431)
Loss before provision (benefit) for income taxes	(3,438)	(6,001)	(18,171)	(17,467)
Provision (benefit) for income taxes	2,100	2,728	(2,646)	(2,905)
Net loss	$(5,538)	$(8,729)	$(15,525)	$(14,562)

Net loss per share:
Basic	$(0.14)	$(0.23)	$(0.40)	$(0.37)
Diluted	$(0.14)	$(0.23)	$(0.40)	$(0.37)
Weighted average common shares outstanding:
Basic	38,675	38,538	38,561	38,867
Diluted	38,675	38,538	38,561	38,867

MARCUS & MILLICHAP, INC.
KEY OPERATING METRICS SUMMARY
(Unaudited)

Total sales volume was approximately $9.5 billion for the three months ended June 30, 2024, encompassing 1,800 transactions consisting of $7.2 billion for real estate brokerage (1,272 transactions), $1.8 billion for financing (272 transactions) and $0.5 billion in other transactions, including consulting and advisory services (256 transactions). Total sales volume was approximately $19.2 billion for the six months ended June 30, 2024, encompassing 3,364 transactions consisting of $12.8 billion for real estate brokerage (2,374 transactions), $3.5 billion for financing (506 transactions) and $2.9 billion in other transactions, including consulting and advisory services (484 transactions). As of June 30, 2024, the Company had 1,625 investment sales professionals and 101 financing professionals. Key metrics for real estate brokerage and financing activities (excluding other transactions) are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
Real Estate Brokerage	2024	2023	2024	2023
Average Number of Investment Sales Professionals	1,620	1,757	1,629	1,769
Average Number of Transactions per Investment Sales Professional	0.79	0.81	1.46	1.53
Average Commission per Transaction	$106,465	$98,686	$103,159	$101,954
Average Commission Rate	1.89%	1.86%	1.91%	1.88%
Average Transaction Size (in thousands)	$5,636	$5,303	$5,404	$5,433
Total Number of Transactions	1,272	1,422	2,374	2,701
Total Sales Volume (in millions)	$7,169	$7,542	$12,830	$14,674

	Three Months Ended June 30,		Six Months Ended June 30,
Financing (1)	2024	2023	2024	2023
Average Number of Financing Professionals	100	95	100	94
Average Number of Transactions per Financing Professional	2.72	2.99	5.06	5.99
Average Fee per Transaction	$51,184	$52,166	$49,331	$49,382
Average Fee Rate	0.76%	0.90%	0.72%	0.82%
Average Transaction Size (in thousands)	$6,705	$5,786	$6,885	$5,986
Total Number of Transactions	272	284	506	563
Total Financing Volume (in millions)	$1,824	$1,643	$3,484	$3,370
(1)Operating metrics exclude certain financing fees not directly associated to transactions.

The following table sets forth the number of transactions, sales volume and revenue by commercial real estate market segment for real estate brokerage:

	Three Months Ended June 30,
	2024			2023			Change
Real Estate Brokerage	Number	Volume	Revenue	Number	Volume	Revenue	Number	Volume	Revenue
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	207	$116	$5,352	209	$120	$4,665	(2)	$(4)	$687
Private Client Market ($1 – <$10 million)	922	2,899	84,816	1,070	3,571	96,238	(148)	(672)	(11,422)
Middle Market ($10 – <$20 million)	79	1,082	19,135	77	1,021	17,425	2	61	1,710
Larger Transaction Market (≥$20 million)	64	3,072	26,120	66	2,830	22,002	(2)	$242	$4,118
	1,272	$7,169	$135,423	1,422	$7,542	$140,330	(150)	$(373)	$(4,907)

	Six Months Ended June 30,
	2024			2023			Change
Real Estate Brokerage	Number	Volume	Revenue	Number	Volume	Revenue	Number	Volume	Revenue
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	393	$219	$10,116	392	$236	$9,703	1	$(17)	$413
Private Client Market ($1 – <$10 million)	1,730	5,489	157,979	2,040	6,825	186,741	(310)	(1,336)	(28,762)
Middle Market ($10 – <$20 million)	138	1,884	34,228	143	1,921	34,793	(5)	(37)	(565)
Larger Transaction Market (≥$20 million)	113	5,238	42,575	126	5,692	44,139	(13)	$(454)	$(1,564)
	2,374	$12,830	$244,898	2,701	$14,674	$275,376	(327)	$(1,844)	$(30,478)

MARCUS & MILLICHAP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except for shares and par value)

	June 30, 2024 (unaudited)	December 31, 2023
Assets
Current assets:
Cash, cash equivalents, and restricted cash	$161,993	$170,753
Commissions receivable	15,731	16,171
Prepaid expenses	7,843	8,813
Income tax receivable	9,724	9,299
Marketable debt securities, available-for-sale (amortized cost of $120,308 and $169,018 at June 30, 2024 and December 31, 2023, respectively, and $0 allowance for credit losses)	119,807	168,881
Advances and loans, net	11,125	3,574
Other assets, current	17,795	16,203
Total current assets	344,018	393,694
Property and equipment, net	27,366	27,450
Operating lease right-of-use assets, net	89,256	90,058
Marketable debt securities, available-for-sale (amortized cost of $55,493 and $69,538 at June 30, 2024 and December 31, 2023, respectively, and $0 allowance for credit losses)	53,700	67,459
Assets held in rabbi trust	11,686	10,838
Deferred tax assets, net	49,595	46,930
Goodwill and other intangible assets, net	48,970	51,183
Advances and loans, net	185,612	175,827
Other assets, non-current	15,226	14,972
Total assets	$825,429	$878,411
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$10,036	$8,126
Deferred compensation and commissions	46,644	55,769
Operating lease liabilities	17,858	18,336
Accrued bonuses and other employee related expenses	10,760	19,119
Other liabilities, current	7,791	3,919
Total current liabilities	93,089	105,269
Deferred compensation and commissions	28,188	47,771
Operating lease liabilities	70,590	69,407
Other liabilities, non-current	6,892	10,690
Total liabilities	198,759	233,137
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares – 25,000,000; issued and outstanding shares – none at June 30, 2024 and December 31, 2023, respectively	—	—
Common stock, $0.0001 par value:
Authorized shares – 150,000,000; issued and outstanding shares – 38,729,323 and 38,412,484 at June 30, 2024 and December 31, 2023, respectively	4	4
Additional paid-in capital	161,895	153,740
Retained earnings	466,132	492,298
Accumulated other comprehensive loss	(1,361)	(768)
Total stockholders’ equity	626,670	645,274
Total liabilities and stockholders’ equity	$825,429	$878,411

MARCUS & MILLICHAP, INC.
OTHER INFORMATION
(Unaudited)

Adjusted EBITDA Reconciliation
Adjusted EBITDA, which the Company defines as net loss before (i) interest income and other, including net realized gains (losses) on marketable debt securities, available-for-sale and cash, cash equivalents, and restricted cash, (ii) interest expense, (iii) provision (benefit) for income taxes, (iv) depreciation and amortization, and (v) stock-based compensation. The Company uses Adjusted EBITDA in its business operations to evaluate the performance of its business, develop budgets and measure its performance against those budgets, among other things. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as a supplemental metric and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under U.S. generally accepted accounting principles (“U.S. GAAP”). The Company finds Adjusted EBITDA to be a useful management metric to assist in evaluating performance, because Adjusted EBITDA eliminates items related to capital structure, taxes and non-cash items. Considering the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its U.S. GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and should not be considered as an alternative to net loss, operating income or any other measures calculated in accordance with U.S. GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

A reconciliation of the most directly comparable U.S. GAAP financial measure, net loss, to Adjusted EBITDA is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net loss	$(5,538)	$(8,729)	$(15,525)	$(14,562)
Adjustments:
Interest income and other(1)	(4,543)	(4,090)	(9,308)	(8,480)
Interest expense	204	216	403	431
Provision (benefit) for income taxes	2,100	2,728	(2,646)	(2,905)
Depreciation and amortization	3,329	3,468	6,751	6,675
Stock-based compensation	5,889	5,351	11,684	10,362
Adjusted EBITDA	$1,441	$(1,056)	$(8,641)	$(8,479)
(1)Other includes net realized losses on marketable debt securities, available-for-sale.

Glossary of Terms
•Private Client Market: transactions with values from $1 million to up to but less than $10 million
•Middle Market: transactions with values from $10 million to up to but less than $20 million
•Larger Transaction Market: transactions with values of $20 million and above
•Acquisitions: acquisition of businesses accounted for as a business combination in accordance with generally accepted accounting standards

Certain Adjusted Metrics
Real Estate Brokerage
Following are actual and as adjusted metrics excluding any large transactions in our real estate brokerage business in excess of $300 million:

	Three Months Ended June 30, 2024		Six Months Ended June 30, 2024
	(actual)	(as adjusted)	(actual)	(as adjusted)
Total Sales Volume Decrease	(4.9)%	(4.9)%	(12.6)%	(12.6)%
Average Commission Rate Increase	1.6%	1.6%	1.6%	1.6%
Average Transaction Size Increase (Decrease)	6.3%	6.3%	(0.5)%	(0.5)%

Investor Relations Contact:
Investor Relations
InvestorRelations@marcusmillichap.com